Exhibit 99.01

CONSENT OF THE LION FUND II, L.P.

Board of Directors

Biglari Holdings Inc.

17802 IH 10 West, Suite 400

San Antonio, Texas 78257

Members of the Board:

We hereby consent to the use by Biglari Holdings Inc. of the audited financial statements of The Lion Fund II, L.P. as of and for the periods ended December 31, 2018, 2017 and 2016 appearing in the Form 10-K/A for the fiscal year ended December 31, 2018 filed by Biglari Holdings Inc. with the Securities and Exchange Commission and any amendment thereto.

The Lion Fund II, L.P.

By:	Biglari Capital Corp., its general partner
By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer March 29, 2019